Exhibit 99.1

PPD Announces Second Quarter 2006 Earnings

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Second Quarter Highlights:

•	Gross new authorizations increase 27.9 percent year-over-year to $475.9 million, net new authorizations increase 34.5 percent year-over-year

•	Development segment net revenue growth of 24.0 percent over Q2 2005

•	Record cash flow from operations of $68.9 million

WILMINGTON, N.C., July 17, 2006—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2006.

PPD recorded net revenue of $309.0 million for the second quarter of 2006, an increase of 26.0 percent over net revenue of $245.1 million for the second quarter of 2005. Net revenue for the second quarter 2006 included reimbursed out-of-pocket expenses of $25.5 million, compared to $16.6 million for the same period in 2005.

Income from operations for the second quarter 2006 was $49.0 million, an increase of 68.4 percent over income from operations of $29.1 million for the same period in 2005. Second quarter 2006 income from operations included $4.9 million of stock compensation expense. Operating income for the second quarter 2005 also has been adjusted to include $4.4 million of stock compensation expense pursuant to the modified retrospective application method provided for in Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments,” to allow a more accurate period-to-period comparison. Research and development expense for the second quarter 2006 was $1.3 million, compared to $11.4 million for the same period last year. This decline in R&D expense was primarily related to the July 2005 transfer of PPD’s development and commercialization rights and obligations to the dipeptidyl peptidase IV (DPP4) inhibitor program to Takeda San Diego, Inc.

Second quarter 2006 earnings per diluted share were $0.31, compared to $0.18 for the second quarter of 2005. Earnings per diluted share for second quarter 2006 include stock compensation expense, net of tax, of $0.028 per diluted share. Second quarter 2005 earnings per diluted share have been adjusted to include stock compensation expense of $0.025 per diluted share, net of tax, and to reflect the two-for-one stock split completed on February 28, 2006.

PPD Announces Second Quarter 2006 Earnings

The effective tax rate for the second quarter 2006 was 32.0 percent, compared to 35.0 percent for the same period last year. The lower tax rate for the second quarter of 2006 was attributable to the recognition of tax benefits pursuant to a statutory North Carolina economic development tax credit program and resolution of certain contingent income tax liabilities.

Segment Performance

Development segment net revenue for the second quarter of 2006, which does not include reimbursed out-of-pocket expenses, was $278.9 million, an increase of 24.0 percent over the same period in 2005. Development segment income from operations for the second quarter 2006 was $49.7 million, compared to $41.2 million for the same period in 2005.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.6 million for the second quarter of 2006, compared to $3.6 million in the same period last year. Discovery sciences segment second quarter 2006 loss from operations was $0.63 million, compared to a loss from operations of $12.1 million for the second quarter 2005, driven by the spending on the DPP4 program that was assumed by Takeda in July 2005.

Other Financial Information

Gross new business authorizations for the second quarter of 2006 totaled $475.9 million. The second quarter 2006 cancellation rate was 14.2 percent. Year-to-date net days sales outstanding at June 30, 2006 were 40 days. Second quarter 2006 cash flow from operations was a record $68.9 million. At June 30, 2006, PPD had $380.2 million in cash, cash equivalents and short-term investments and $40.0 million in debt, primarily related to the ongoing construction of the new corporate headquarters building in Wilmington, North Carolina.

“We believe our second quarter operating results demonstrate continued strength in the market as well as PPD’s ability to perform well across the continuum of global drug development markets and service segments,” stated Fred Eshelman, chief executive officer of PPD. “On top of net revenue growth of 24 percent, excluding reimbursables, and record operating cash flow, PPD grew its book of net new business 34.5 percent year-over-year for the quarter, resulting in a book-to-bill ratio of 1.44 and backlog of more than $2.0 billion. With the continued progress of the Phase III development program for the Takeda DPP4 compound, we remain confident in our ability to drive value through our integrated platform of drug discovery and development services.”

PPD will conduct a live conference call and audio Webcast tomorrow, July 18, 2006, at 9 a.m. ET to discuss its second quarter 2006 results. A Q&A session will follow. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link or the Corporate News section of the Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 27 countries and more than 8,700 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties.

PPD Announces Second Quarter 2006 Earnings

Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including obtaining regulatory approval; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenue:
Development	$278,890	$224,862	$536,639	$437,783
Discovery Sciences	4,550	3,636	23,499	16,496
Reimbursed out-of-pockets	25,513	16,644	48,184	34,917

Total net revenue	308,953	245,142	608,322	489,196

Direct costs:
Development	140,022	114,153	268,439	223,981
Discovery Sciences	2,069	2,107	4,477	4,034
Reimbursable out-of-pocket expenses	25,513	16,644	48,184	34,917

Total direct costs	167,604	132,904	321,100	262,932

Research and development	1,261	11,445	1,942	20,266
Selling, general and administrative	79,274	61,749	151,231	119,632
Depreciation	11,286	9,512	22,309	17,871
Amortization	124	279	397	567
Loss on disposal of assets	375	145	1,386	250
Gain on exchange of assets	—	—	—	(5,144)

Income from operations	49,029	29,108	109,957	72,822

Other income, net	4,521	2,892	7,480	4,072

Income before income taxes	53,550	32,000	117,437	76,894
Income tax expense	17,136	11,201	39,177	23,214

Net income	$36,414	$20,799	$78,260	$53,680

Net income per share:
Basic	$0.31	$0.18	$0.67	$0.47

Diluted	$0.31	$0.18	$0.66	$0.47

Weighted average number of shares outstanding:
Basic	116,618	114,118	116,426	113,818

Diluted	118,418	115,794	118,216	115,438

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2006	2005
Cash, cash equivalents and short-term investments	$380,225	$319,820
Accounts receivable and unbilled services, net	$341,223	$303,386
Working capital	$397,475	$327,638
Total assets	$1,320,674	$1,159,600
Unearned income	$157,114	$162,662
Long-term debt, including current portion	$40,040	$24,302
Shareholders’ equity	$850,167	$750,676